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                                                                  EXHIBIT 10.16

                        MADISON DEARBORN PARTNERS, INC.



                               January 25, 1999



PERSONAL AND CONFIDENTIAL

Mr. Paul T. Stecko
1900 West Field Court
Lake Forest, IL 60045

Dear Paul:

On behalf of Packaging Corporation of America (the "Company"), I am pleased to offer you the position of Chairman and Chief Executive Officer of the Company, under the following terms and conditions:

     1) Your employment will commence on the closing of the transaction by which the Containerboard Business of Tenneco Packaging Inc. is contributed to the Company.

     2) You will be paid a base salary of $600,000 a year, which shall be subject to such increases as may from time to time be approved by the Board of Directors of the Company or such committee of the Board to which such power has been delegated, payable according to the regular pay schedule for salaried employees. You will be paid a bonus with respect to each calendar year as determined by the Board or such a committee, but in no event shall your bonus with respect to each of the years 1999, 2000 and 2001 be less than $500,000.

     3) You will be a participant in all employee benefit plans applicable to salaried employees generally and all executive officer compensation plans applicable to senior executives of the Company.

     4) You will receive an annual perquisites allowance of at least $60,000 which you may receive in either cash, perquisites or a combination at your election.

     5)    You will have four weeks vacation per year.


                               SAMUEL M. MENCOFF
                        MADISON DEARBORN PARTNERS, INC.
       THREE FIRST NATIONAL PLAZA - SUITE 3800 - CHICAGO, ILLINOIS 60602
               TELEPHONE 312.895.1050     FACSIMILE 312.895.1051
                           E-MAIL: smencoff@mdcp.com

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Mr. Paul T. Stecko
January 25, 1999
Page 2


     6) Upon commencement of your employment you will be paid a signing bonus of $1,000,000, and will use 100% of the after tax-proceeds to purchase the Company's common stock.

     7) You will be entitled to a supplemental benefit pension plan from a non-qualified defined pension benefit plan calculated on the basis of the following formula: (annual salary + bonus) x (years of service) x (.0167), where years of service will equal your actual service with the Company plus 5 years. This benefit will be payable in a lump sum at your election, with the lump sum determined under factors equivalent to the factors currently in use with respect to the Tenneco Inc. Supplemental Executive Retirement Plan. These benefits will be payable upon you separation from service but, prior to age 62, there will be a 4% per year reduction for early payment.

     8) If your employment is terminated by the Company other than on account of death, total and permanent disability or cause (and you have not received aggregate value of at least $8 million in cash and/or publicly-tradable securities with respect to your ownership of your Company equity securities), you will be paid a severance benefit in an amount equal to three times the total of your base salary plus the highest bonus which you have received in the 3-year period preceding such termination and all of your common stock and stock options will fully-vest and become exercisable. You will be entitled to the same benefit if your employment is constructively terminated. Constructive termination shall mean: any of:
           (i) diminishment of your status, position, duties or responsibilities, (ii) reduction in your salary, bonus opportunity, perquisites or pension or welfare benefits, taken as a whole, or
           (iii) the effective requirement of your relocation because of a transfer of your place of employment beyond a 30 mile radius from Lake Forest, Illinois.

     9) You will purchase 20% of the common stock of the Company offered to management at closing as part of the management equity incentive plan. To assist you in making this purchase, the Company will arrange $1 million in bank financing, guaranteed by the Company and recourse only against your common stock.

     10) At closing, you will be granted 20% of the options to purchase common stock of the Company offered to management at closing. The exercise price of these options will be equivalent to the purchase price of the Company's common stock at closing.

     11) The stock and stock options described in sections 9 and 10 hereof will vest over 5 years from the closing at 20% per year.

The terms set forth herein will be the basis for formalized provisions covering these terms to be incorporated into the Executive Agreement to be entered into between you and the Company on or prior to closing under the Contribution Agreement.

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Mr. Paul T. Stecko
January 25, 1999
Page 3


Please acknowledge your agreement of these terms by executing a copy of this letter in the space provided below and returning it to me.

                              Sincerely,

                              PCA HOLDINGS LLC


                              By: /s/ Samuel M. Mencoff
                                  ---------------------------------
                              Its: President, Vice President
                                    and Managing Director


ACKNOWLEDGED AND ACCEPTED:



---------------------------------
        Paul T. Stecko


On this      day of January 1999.
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